Exhibit 99.2
August 9, 2017

Contact:	Investor contact:
Media Relations	Lavanya Sareen
(206) 304-0008	Managing Director, Investor Relations
newsroom@alaskaair.com	(206) 392-5656

Alaska Air Group reports July 2017 operational results

SEATTLE — Alaska Air Group Inc. (NYSE: ALK) today reported July and year-to-date operational results on a consolidated basis, for its mainline operations operated by subsidiaries Alaska Airlines, Inc. (Alaska) and Virgin America Inc. (Virgin America), and for its regional flying operated by subsidiary Horizon Air Industries, Inc. (Horizon) and third-party regional carriers SkyWest Airlines and Peninsula Airlines.

Air Group's acquisition of Virgin America took place on Dec. 14, 2016. Operational results below include Virgin America results from pre-acquisition periods for comparison.

AIR GROUP
On a combined basis for all operations, Air Group reported a 6.6 percent increase in traffic on a 6.4 percent increase in capacity compared to July 2016. Load factor increased 0.2 points to 87.0 percent.

The following table shows the operational results for July and year-to-date compared to the prior-year periods(1):

	July			Year-to-Date
	2017	2016	Change	2017	2016	Change
Revenue passengers (000)	4,075	3,909	4.2%	25,492	24,244	5.1%
Revenue passenger miles RPM (000,000) "traffic"	4,864	4,561	6.6%	30,134	28,308	6.5%
Available seat miles ASM (000,000) "capacity"	5,591	5,253	6.4%	35,596	33,722	5.6%
Passenger load factor	87.0%	86.8%	0.2 pts	84.7%	83.9%	0.8 pts

(1)	2016 information has been adjusted to include Virgin America operating results for comparison.

ALASKA
Alaska reported a 7.8 percent increase in traffic on a 7.0 percent increase in capacity compared to July 2016. Load factor increased 0.6 points to 87.8 percent. Alaska also reported 85.7 percent of its flights arrived on time in July 2017, compared to 89.4 percent reported in July 2016.

The following table shows Alaska's operational results for July and year-to-date compared to the prior-year periods:

	July			Year-to-Date
	2017	2016	Change	2017	2016	Change
Revenue passengers (000)	2,445	2,293	6.6%	15,211	14,218	7.0%
RPMs (000,000)	3,292	3,055	7.8%	20,607	19,227	7.2%
ASMs (000,000)	3,748	3,502	7.0%	24,092	22,731	6.0%
Passenger load factor	87.8%	87.2%	0.6 pts	85.5%	84.6%	0.9 pts
On-time arrivals as reported to U.S. DOT	85.7%	89.4%	(3.7) pts	81.3%	88.3%	(7.0) pts

VIRGIN AMERICA
Virgin America traffic increased 2.4 percent on a 3.2 percent increase in capacity compared to July 2016. Load factor decreased 0.7 points to 86.4 percent. Virgin America also reported 75.8 percent of its flights arrived on time in July 2017, compared to 75.5 percent in July 2016.

The following table shows Virgin America operational results for July and year-to-date compared to the prior-year periods:

	July			Year-to-Date
	2017	2016	Change	2017	2016	Change
Revenue passengers (000)	763	758	0.7%	4,729	4,611	2.6%
RPMs (000,000)	1,193	1,165	2.4%	7,239	6,945	4.2%
ASMs (000,000)	1,381	1,338	3.2%	8,638	8,291	4.2%
Passenger load factor	86.4%	87.1%	(0.7) pts	83.8%	83.8%	—
On-time arrivals as reported to U.S. DOT	75.8%	75.5%	0.3 pts	65.8%	76.1%	(10.3) pts

REGIONAL
Regional traffic increased 11.5 percent on an 11.6 percent increase in capacity compared to July 2016. Load factor decreased 0.1 points to 82.0 percent. Regional also reported 82.9 percent of its flights arrived on time in July 2017, compared to 86.0 percent in July 2016.

The following table shows regional operational results for July and year-to-date compared to the prior-year periods:

	July			Year-to-Date
	2017	2016	Change	2017	2016	Change
Revenue passengers (000)	867	858	1.0%	5,552	5,416	2.5%
RPMs (000,000)	379	340	11.5%	2,288	2,136	7.1%
ASMs (000,000)	462	414	11.6%	2,866	2,700	6.1%
Passenger load factor	82.0%	82.1%	(0.1) pts	79.8%	79.1%	0.7 pts
On-time arrivals as reported to U.S. DOT	82.9%	86.0%	(3.1) pts	79.3%	87.8%	(8.5) pts

Alaska Airlines, together with Virgin America and its regional partners, flies 40 million guests a year to 118 destinations with an average of 1,200 daily flights across the United States and to Mexico, Canada, Costa Rica and Cuba. With Alaska and Alaska Global Partners, guests can earn and redeem miles on flights to more than 900 destinations worldwide. Alaska Airlines ranked “Highest in Customer Satisfaction Among Traditional Carriers in North America” in the J.D. Power North America Satisfaction Study for 10 consecutive years from 2008 to 2017. Learn more about Alaska’s award-winning service and unmatched reliability at newsroom.alaskaair.com and blog.alaskaair.com. Alaska Airlines, Virgin America and Horizon Air are subsidiaries of Alaska Air Group (NYSE: ALK).

# # #